                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              RAIT FINANCIAL TRUST
              -----------------------------------------------------
                                (Name of Issuer)

                      Common Shares of Beneficial Interest
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    749227104
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
              -----------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [x] Rule 13d-1(b)

        [x] Rule 13d-1(c)

        [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 749227104

   1.  NAME OF REPORTING PERSON(S)
                  Eubel Brady & Suttman Asset Management, Inc.
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY
-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                 1,585,070
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                           1,585,070
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,585,070
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.63%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*
            IA, CO
-------------------------------------------------------------------------------

CUSIP No. 749227104

   1.  NAME OF REPORTING PERSON(S)
           Ronald L. Eubel
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY
-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              533
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                 1,669,467
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               533
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                           1,669,467
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,670,000
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.93%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------

CUSIP No. 749227104

   1.  NAME OF REPORTING PERSON(S)
                  Mark E. Brady
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY
-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                 1,669,467
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                           1,669,467
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,669,467
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.93%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------

CUSIP No. 749227104

   1.  NAME OF REPORTING PERSON(S)
            Robert J. Suttman
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY
-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                 1,669,467
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                           1,669,467
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,669,467
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.93%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------

CUSIP No. 749227104

   1.  NAME OF REPORTING PERSON(S)
            William E. Hazel
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY
-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                 1,669,467
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                           1,669,467
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,669,467
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.93%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------

CUSIP No. 749227104

   1.  NAME OF REPORTING PERSON(S)
          Bernard J. Holtgreive
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY
-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                 1,669,467
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                           1,669,467
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,669,467
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.93%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:
                           RAIT Financial Trust
                  -------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                           c/o RAIT Partnership, L.P.
                           Cira Centre
                           2929 Arch Street, 17th Floor
                           Philadelphia, PA 19104
                  -------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                           Eubel Brady & Suttman Asset Management, Inc. ("EBS") Ronald L. Eubel*
                           Mark E. Brady*
                           Robert J. Suttman*
                           William E. Hazel*
                           Bernard J. Holtgreive*

                           *These individuals may, as a result of their
                  ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the equity securities held by EBS and one affiliated entity, EBS Partners, LP. The filing of this statement shall not be deemed an admission by Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel or Bernard J. Holtgreive that any of them beneficially own the securities for which they report shared dispositive power and shared voting power, regardless of whether they are acting in concert or acting severally.

            (b)   Address of Principal Business Office, or if None, Residence:
                           7777 Washington Village Drive
                           Suite 210
                           Dayton, OH 45459

                  -------------------------------------------------------------
            (c)   Citizenship:
                          Eubel Brady & Suttman Asset Management, Inc. --
                               Delaware corporation
                          Ronald L. Eubel, Mark E. Brady, Robert J.
                          Suttman, William E. Hazel and Bernard J. Holtgreive --
                               United States citizens
                  -------------------------------------------------------------
            (d)   Title of Class of Securities:
                          Common Shares of Beneficial Interest
                  -------------------------------------------------------------
            (e)   CUSIP Number:
                          749227104
                  -------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:


    (e)    (x) An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E)


Item 4.    Ownership.

         (a) Amount Beneficially Owned

                  Eubel Brady & Suttman Asset Management, Inc., 1,585,070 shares. Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive may, as a result of their ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the 1,669,467 shares held by EBS and one affiliated entity, EBS Partners, LP. Mr. Eubel is the beneficial owner of an additional 533 shares.

         (b) Percent of Class

                  Eubel Brady & Suttman Asset Management, Inc. 5.63% Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive 5.93%

         (c) Number of Shares as to which the Person has:

                  (i) Sole power to vote or direct the vote
                           533 (Mr. Eubel only)

                  (ii) Shared power to vote or direct the vote
                           1,669,467 (Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive)
                           1,585,070 (EBS)

                  (iii) Sole power to dispose or to direct the disposition of
                           533 (Mr. Eubel only)

                  (iv) Shared power to dispose or to direct the disposition of
                           1,669,467 (Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive)
                           1,585,070 (EBS)

Item 5.      Ownership of Five Percent or Less of a Class.

             Inapplicable

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person.

             Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Inapplicable

Item 8.     Identification and Classification of Members of the Group.

            Inapplicable

Item 9.     Notice of Dissolution of Group.

            Inapplicable

Item 10.    Certifications.

         With respect to Eubel Brady & Suttman Asset Management, Inc.:

         Certification for Rule 13d-1(b): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         With respect to Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgreive:

         Certification for Rule 13d-1(c): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         With respect to all reporting persons: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2007

             EUBEL BRADY & SUTTMAN ASSET MANAGEMENT, INC.


Signature:  /s/ RONALD L. EUBEL
            -----------------------------------------------------------------
            By:  Ronald L. Eubel
                 ---------------------------------------
            Title: Chief Investment Officer
                   ----------------------------


Signature:  /s/ RONALD L. EUBEL
            -----------------------------------------------------------------
Name/Title  Ronald L. Eubel

Signature:  /s/ MARK E. BRADY
            -----------------------------------------------------------------
Name/Title  Mark E. Brady

Signature:  /s/ ROBERT J. SUTTMAN
            -----------------------------------------------------------------
Name/Title  Robert J. Suttman

Signature:  /s/ WILLIAM E. HAZEL
            -----------------------------------------------------------------
Name/Title  William E. Hazel

Signature:  /s/ BERNARD J. HOLTGREIVE
            -----------------------------------------------------------------
Name/Title  Bernard J. Holtgreive

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



                                    AGREEMENT

         The undersigned agree that this Schedule 13G dated February 14, 2007 relating to the Common Shares of Beneficial Interest of RAIT Financial Trust shall be filed on behalf of the undersigned.

                            /s/  EUBEL BRADY & SUTTMAN ASSET
                                     MANAGEMENT, INC.
                                     By:  /s/ RONALD L. EUBEL
                                              -----------------
                                     By:  Ronald L. Eubel
                                          ------------------------------
                                     Title:  Chief Investment Officer
                                             ---------------------------

                                     /s/  RONALD L. EUBEL
                                          ------------------------------
                                          Ronald L. Eubel

                                     /s/  MARK E. BRADY
                                          ------------------------------
                                          Mark E. Brady

                                     /s/  ROBERT J. SUTTMAN
                                          ------------------------------
                                          Robert J. Suttman

                                     /s/  WILLIAM E. HAZEL
                                          ------------------------------
                                          William E. Hazel

                                     /s/  BERNARD J. HOLTGREIVE
                                          ----------------------
                                          Bernard J. Holtgreive